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                                                                   EXHIBIT 23(a)


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Rohm and Haas Company:

We consent to incorporation by reference in the registration statement on Form S-3 of Rohm and Haas Company of our report dated February 23, 1998, relating to the consolidated balance sheets of Rohm and Haas Company and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule as listed in Item 14 of the Form 10-K for the year 1997 under the heading "Financial Statement Schedule," which report appears in the December 31, 1997 annual report on Form 10-K of Rohm and Haas Company.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
December 21, 1998